UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2015

FIRST SOUTH BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA	0-22219	56-1999749
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1311 Carolina Avenue, Washington, North Carolina	27889
(Address of principal executive offices)	(Zip Code)

(252) 946-4178

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective as of March 26, 2015, First South Bancorp, Inc. (the “Company”), the parent holding company of First South Bank (the “Bank”), and the Bank appointed and elected two new Directors, respectively.

Effective as of March 26, 2015, both Lindsey A. Crisp and Steve L. Griffin were appointed as new Directors of the Company and elected as new Directors of the Bank. Their appointments and elections were done to fill vacancies created due to an increase in the current number of Directors serving on the Board of Directors of the Company and the Bank from seven to nine.

Pursuant to the Articles of Incorporation of the Company, as Director so chosen by the remaining Directors, Mr. Crisp and Mr. Griffin will hold their appointed office as a Director of the Company until the next annual meeting of stockholders at which Directors are elected and until their successors are elected and qualified. At the Company’s 2015 annual meeting of stockholders, both Mr. Crisp and Mr. Griffin will stand for election as a Director of the Company.

Pursuant to the Bylaws of the Bank, both Mr. Crisp and Mr. Griffin were elected to serve as Directors of the Bank for a term of office continuing until the next annual election of directors by the Company, the Sole Shareholder of the Bank.

Lindsey A. Crisp

Mr. Crisp is expected to serve on the Audit Committee of the Company’s Board of Directors. He is also expected to serve as a rotating member of the Director’s Loan Committee of the Bank’s Board of Directors.

Mr. Crisp, age 43, joined Carver Machine Works, Inc. of Washington, North Carolina in 2005, and currently serves as its President, Chief Executive Officer (CEO) and as a Board Member. He was previously employed with Dixon Hughes, LLP, Certified Public Accountants from 2001 to 2005 as a Manager and a Senior Manager. In his role of President and CEO of Carver Machine Works, Inc., Mr. Crisp has the financial oversight responsibilities of his company, and with his former positions with Dixon Hughes, LLP, he gained the experience necessary to read and understand fundamental financial statements, income tax returns, business valuations and sales and legal proceedings.

Mr. Crisp is a graduate of East Carolina University, Greenville, North Carolina, with a BS degree in Accounting, and is a Certified Public Accountant. He is also a Chartered Global Management Accountant.

Mr. Crisp has previously served as an Advisory Board Member of Wells Fargo Bank in Washington, NC. He currently serves as a Board Member of the Beaufort County Committee of 100 and is the current Chairman of the Beaufort County Director’s Council for Vidant Health. He is a former Commissioner of the Greenville Housing Authority, Greenville, NC; former Treasurer of the North Carolina Aerospace Alliance; former Board Member of the East Carolina University Engineering Advisory Board; and was previously a Certified Valuation Analyst.

Mr. Crisp is a member, Elder and Finance Chair of the First Presbyterian Church in Washington, NC. He is married to Mary Beth Crisp and they have a son and a daughter.

Steve L. Griffin

Mr. Griffin is expected to serve on the Asset/Liability Management Committee (ALCO) of the Bank’s Board of Directors. He is also expected to serve as a rotating member of the Director’s Loan Committee of the Bank’s Board of Directors.

Mr. Griffin, age 61, is self-employed in the Agri-Business. He is President and owner of Griffin Farms, Inc., and owner of Gold Petiole Farms LLC and Big Swamp LLC. In his role of President and owner of Griffin Farms, Inc., Gold Petiole Farms LLC and Big Swamp LLC, Mr. Griffin has the financial oversight responsibilities of his companies and has gained the experience necessary to read and understand fundamental financial statements.

Mr. Griffin attended North Carolina State University, Raleigh, North Carolina. He has also attended the Monsanto Corporation’s Leadership School.

Mr. Griffin has previously served as an Advisory Board Member of Wells Fargo Bank in Washington, NC. He currently serves as President of the North Carolina Small Grain Growers Association and on the Board of Directors of the Old Ford Fire Department.

He is a member of the following organizations: Beaufort County Farm Service Agency Committee, past Chairperson; Beaufort County Farm Bureau, past President; North Carolina Peanut Growers Association, past Director; and North Carolina Tobacco Growers Association.

Mr. Griffin is a member First United Methodist Church in Washington, NC. He is married to Pamela Griffin and they have one son.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

First South Bancorp, Inc.
(Registrant)

Date: March 31, 2015	By:	/s/ William L. Wall
William L. Wall
Senior Vice President and
Secretary